UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 2, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Significant Assets.

This is Amendment No. 1 to the Form 8-K filed on May 6, 2005 by Central European Media Enterprises Ltd. (“CME” or “we”). Modifications to the Form 8-K have only been made to include the financial information provided in Item 9.01 below.

On May 2, 2005, we completed the acquisition of 85% of the interest in the TV Nova Group in the Czech Republic held by PPF (Cyprus) Ltd. (as reported on our Form 8-K filed May 6, 2005). Because such acquisition qualifies as significant, financial information is being provided pursuant to Item 9.01.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired

TV Nova Combined Financial Statements for the period ended December 31, 2004 (filed by reference to Amendment No. 2 to the Form S-3 filed with the Commission on April 28, 2005).

(b)	Pro forma financial information

Unaudited condensed pro forma consolidated financial information

Introduction

As reported in a Form 8-K filed on May 6, 2005, CME acquired 85% of PPF’s ownership interest in the TV Nova Group (the “TV Nova Acquisition”) on May 2, 2005. TV Nova Group is a group of companies, including Ceska Produkcni 2000 a.s., Mag Media 99 a.s., and CET 21 s.r.o., that own and operate the TV NOVA channel in the Czech Republic.

This unaudited condensed pro forma consolidated financial information has been prepared in accordance with US GAAP and is based on the historical consolidated financial statements of CME and the historical TV Nova combined financial statements. The unaudited condensed pro forma consolidated financial information should be read in conjunction with the notes to the unaudited condensed pro forma consolidated financial information and the audited consolidated financial statements of CME and the audited TV Nova combined financial statements for the period ended December 31, 2004, included in Amendment No. 2 to Reg. No. 333-123822 on Form S-3 filed with the Commission on April 28, 2005. The TV Nova combined financial statements are based on 100% ownership of the TV Nova Group and all its subsidiary companies other than CET 21, where Vilja, a wholly-owned subsidiary of PPF, controls 73% of CET 21.

The unaudited condensed pro forma consolidated balance sheet reflects the incurrence of US$491.7 million of indebtedness to PPF used to complete the TV Nova Acquisition on May 2, 2005. The unaudited condensed pro forma consolidated income statement has used the rates of interest that apply to the Euro 370 million (US$502.9 million) of fixed and floating rate notes issued on May 5, 2005 rather than the interest rate on the indebtedness to PPF due to the short-term and non-recurring nature of this indebtedness. The notes have been used to repay the indebtedness to PPF and to pay other costs associated with the TV Nova Acquisition.

The unaudited condensed pro forma consolidated income statement for the year ended December 31, 2004 has been prepared to give effect to the TV Nova Acquisition as if it had occurred on January 1, 2004. The unaudited condensed pro forma consolidated balance sheet as of December 31, 2004 has been prepared to give effect to the TV Nova Acquisition as if it had occurred on December 31, 2004.

The unaudited condensed pro forma consolidated financial information does not reflect the effect of the acquisition of the minority ownership interest of Peter Krsak in CET 21 or the exercise of CME’s call option to purchase the remaining 15% of PPF’s ownership interest in the TV Nova Group, as the timing and settlement terms of these transactions were uncertain as at May 6, 2005, the date on which the TV Nova Acquisition was reported on a Form 8-K. As reported in our Form 8-K filed on June 1, 2005, we acquired the minority interest of Mr. Krsak on May 27, 2005 and acquired the remaining 15% interest in the TV Nova Group held by PPF on May 31, 2005.

The pro forma adjustments are based on available information and assumptions that we believe are reasonable. The unaudited condensed pro forma consolidated financial information is for information purposes only and does not purport to present what our results of operations and financial information would have been had these transactions actually occurred, nor does it project our results of operations for any future period or our financial condition at any future date.

The historical consolidated financial statements of CME and TV Nova combined financial statements are presented in U.S. dollars. For purposes of presenting unaudited condensed pro forma consolidated financial information, certain statistical and financial information presented have been converted into U.S. dollars using US$ 1 to CZK 22.365 and US$ 1 to Euro 0.7357 for the unaudited condensed pro forma consolidated balance sheet as of December 31, 2004, and the average rate of US$ 1 to CZK 25.658 and US$ 1 to Euro 0.8044 for the unaudited condensed pro forma consolidated income statement for the year ended December 31, 2004.

The following items were not determinable at the completion of the TV Nova Acquisition:

(i)	Final calculation of the TV Nova Group purchase price including adjustments for movements in working capital and indebtedness; and

(ii)
Final fair valuation of tangible and intangible assets including the TV Nova license, trademark, customer relationships and program libraries and the final valuation of our call option on the 15% interest of PPF in the TV Nova Group.

Unaudited Condensed Pro Forma Consolidated Balance Sheet as of December 31, 2004 (US$’000)
	Audited Historical CME	Audited Historical TV Nova Group	Pro Forma Adjustments		Pro Forma Total

Assets
Cash and cash equivalents	152,568	28,144	(15,090	) (c)	165,622
Accounts receivable (net of allowances)	45,170	56,634	-		101,804
Other current assets	67,311	31,635	(18,368	) (d)	80,578
Total Current Assets	265,049	116,413	(33,458)		348,004

Goodwill	59,092	5,768	550,710	(b)	615,570
Other intangibles	27,331	22,564	81,761	(b)	131,656
Other assets	93,167	27,750	(10,770	) (e)	110,147

Total Assets	444,639	172,495	588,243		1,205,377

Liabilities & Shareholders' Equity
Accounts payable and accrued liabilities	67,042	15,220	(10,770	) (e)	71,492
Credit facilities and obligations under capital leases	10,472	37,430	491,703	(a)	539,605
Other current liabilities	32,231	14,803	1,650	(b)	48,684
Current liabilities	109,745	67,453	482,583		659,781

Accounts payable and accrued liabilities	734	-	-		734
Credit facilities and obligations under capital leases	8,898	57,673	-		66,571
Other non-current liabilities	9,333	1,921	21,243	(b)	32,497
Total non-current liabilities	18,965	59,594	21,243		99,802

Minority interests in consolidated subsidiaries	4,861	6,697	5,813	(f)	17,371

Shareholder's Equity
Class A Common Stock, $0.08 par value	1,684	18,956	(18,676	) (b)	1,964
Class B Common Stock, $0.08 par value	587	-	-		587
Additional paid-in capital	387,305	-	120,603	(b)	507,908
Other reserves	-	2,465	(2,465)		-
Retained earnings/(accumulated deficit)	(87,468)	15,084	(18,612	) (a)	(90,996)
Accumulated other comprehensive income/(loss)	8,960	2,246	(2,246)		8,960

Total shareholders' equity	311,068	38,751	78,604		428,423

Total liabilities and shareholders' equity	444,639	172,495	588,243		1,205,377

Unaudited Condensed Pro Forma Consolidated Income Statement for the year ended December 31, 2004 (US$’000)
	Audited Historical CME	Audited Historical TV Nova Group	Pro Forma Adjustments		Pro forma Total
Net revenues	182,339	207,800	-		390,139
Operating costs	33,615	33,212	-		66,827
Cost of programming	71,793	60,039	-		131,832
Depreciation of station fixed assets and other intangibles	6,663	4,374	-		11,037
Total station operating costs and expenses	112,071	97,625	-		209,696

Station selling, general and administrative expenses	22,112	15,152	-		37,264
Corporate operating costs (including non-cash stock based compensation)	29,185	-	-		29,185
Amortization of intangibles	231	2,306	5,893	(b)	8,430
Operating income/(loss)	18,740	92,717	(5,893)		105,564
Interest income	4,318	662	-		4,980
Interest expense	(1,203)	(8,785)	(40,021	) (a)	(50,009)
Other income/(expense)	(1,272)	103	-		(1,169)

Income from continuing operations before provision for income taxes, minority interest and equity in income of unconsolidated affiliates	20,583	84,697	(45,914)		59,366
Provision for income taxes	(11,089)	(23,815)	9,480	(b)	(25,424)

Income from continuing operations before minority interests, equity in income of unconsolidated affiliates	9,494	60,882	(36,434)		33,942
Minority interest in income of consolidated subsidiaries	(4,106)	(5,838)	(9,431	) (f)	(19,375)
Equity in income of unconsolidated affiliates	10,619	-	-		10,619
Net income/(loss) from continuing operations	16,007	55,044	(45,865)		25,186

EPS - Basic	0.57				0.80
EPS - Diluted	0.55				0.77
Weighted average common shares - Basic	27,871		3,500	(g)	31,371
Weighted average common shares - Diluted	29,100		3,500	(g)	32,600

Notes to the unaudited condensed pro forma consolidated information

(a)
The unaudited condensed pro forma consolidated balance sheet reflects the incurrence of US$ 491.7 million of indebtedness to PPF used to complete the TV Nova Acquisition on May 2, 2005. The unaudited condensed pro forma consolidated income statement has used the rates of interest that apply to the Euro 370 million (US$502.9 million) of fixed and floating rate notes issued on May 5, 2005 rather than the interest rate on the indebtedness to PPF due to the short-term and non-recurring nature of this indebtedness. The notes have been used to repay the indebtedness to PPF and to pay other costs associated with the TV Nova Acquisition.

Interest adjustments reflect the interest charge of Euro 29.8 million (US$38.4 million) on the notes as illustrated in the table below and the non-cash amortization of Euro 1.3 million (US$1.6 million) for debt issuance costs on the Euro fixed and floating rate notes of US$12.6 million (amortized over 7 years (84 months)).

Interest Expense	Euro'000	Euro'000
Euro senior fixed rate notes	245,000
Interest expense		20,212
Euro senior floating rate notes	125,000
Interest expense		9,588
Total interest expense		Euro 29,800
Converted to US$ as below		$ 38,381

The interest expense related to the Euro fixed rate notes due 2012 was calculated as if they were outstanding for the entire period and accruing interest in accordance with an annual rate of 8.25% during the period with payments made in June and December at rates of 1 Euro = US$1.2166 at June 30, 2004 and 1 Euro = US$1.3593 at December 31, 2004. The interest expense related to the Euro floating rate notes due 2012 at an interest rate of 180 day EURIBOR (of 2.17%) plus 5.5% was calculated as if they were outstanding for the entire period and accruing interest at the same rate during the period, with payments made in June and December at rates of 1 Euro = US$1.2166 at June 30, 2004 and 1 Euro = US Dollar 1.3593 at December 31, 2004.

An increase of 0.125% in the average interest rate would increase interest expense by US$0.6 million and a decrease of 0.125% in the average interest rate would decrease interest expense by US$0.6 million.

The acquisition pro forma adjustment to retained earnings of US$18.6 million represents the elimination of the TV Nova Group retained earnings (US$15.1 million) and the bridge financing commitment costs of US$3.5 million incurred in completing the TV Nova Acquisition.

(b)
The following is a summary of the preliminary purchase price allocation relating to the TV Nova Acquisition. This is based on the TV Nova Acquisition occurring on a pro forma basis at December 31, 2004.

	$'000		$'000
Promissory notes to PPF	491,703
Class A Common Stock	120,883	(i)
Cancellation of PPF Receivable	18,368
Total consideration			630,954

Transaction costs			11,562
Total purchase price			642,516

Preliminary net assets acquired (as of December 31, 2004)			32,938
Estimated fair value adjustments to intangible assets
License	67,840	(ii)
Trademark	11,768	(ii)
Customer relationships	2,153	(ii)

Deferred tax liability on fair value adjustments			81,761
Estimated fair value of net assets acquired			(22,893	) (iii)
			91,806

Goodwill arising on acquisition			550,710

(i)
The fair value of the shares of our Class A Common Stock issued to PPF as part of the consideration for the TV Nova Acquisition is based on the average closing price of a share of our Class A Common Stock before and after the terms of the TV Nova Acquisition were agreed in the Framework Agreement dated December 13, 2004. Utilizing the closing price three days before and two days after the December 13, 2004 measurement date results in an average closing price of US$34.538, which has been used to determine the total value of the consideration paid in shares of our Class A Common Stock.

Share capital	Actual	At par value
Class A Common Stock to PPF ('000)	3,500	3,500
Measurement value per share ($)	34.538	0.08
Share consideration ($'000)	120,883	280
Additional paid in capital ($’000)			120,603

Class A Common Stock has been reduced by US$18.7 million representing the net effect of the issuance of 3.5 million shares of our Class A Common Stock at par value of US$0.08, total US$0.3 million, and the elimination on consolidation of TV Nova Group’s Common Stock of US$19.0 million.

(ii)	We estimated the fair values of the intangible assets as listed below. We also indicate the range of possible values within which the eventual fair value to be determined post acquisition may lie:

• CET 21 broadcasting license: US$128.0 million. Range US$99.0 million to US$164.0 million.

• CET 21 TV NOVA trademark: US$20.1 million. Range US$16.0 million to US$22.0 million.

• Mag Media 99 customer relationships: US$5.4 million. Range US$5.0 million to US$6.0 million.

Based on the above estimates we have computed our share of the fair value increase to the carrying values of the intangible assets as follows (utilizing the residual majority interest of 62% in the intangible assets of CET 21 and 85% in Mag Media 99 that is expected on the acquisition date):

• CET21 broadcasting license: US$67.8 million

• CET21 TV Nova trademark: US$11.8 million

• Mag Media 99 customer relationships: US$2.2 million

These adjustments comprise an US$81.8 million increase in other intangible assets.

Charges for amortization of intangible assets have been increased by US$5.9 million. This represents the increased amortization of intangible assets for their increased valuation following our fair value estimates. Based on the costs and risks involved in renewal of the license it has been considered as having a finite life of twelve years based on its expiry date. We have therefore amortized the value of the license over its useful life which ends on the expiry date of January 2017. Customer relationships are amortized over an estimated useful life of nine years. The TV Nova trademark has been deemed to have an indefinite life.

Broadcasting License amortization	$'000	$'000
Additional value to amortize	67,840
Amortize over (yrs)	12
Annual amortization charge to income statement		5,653

Customer Relationships amortization
Additional value to amortize	2,153
Amortize over (yrs)	9
Annual amortization charge to income statement		239

Amortization		5,893

We have calculated the amortization expense that would arise if the eventual fair value for the amortizable intangible assets described above — the CET 21 broadcasting license and the customer relationships fall at the high and low limits of our expected range of possible values. If the CET 21 broadcasting license is valued at US$164.0 million and customer relationships are valued at US$6.0 million, our amortization expense will change from US$5.9 million to US$7.8 million. If the CET 21 broadcasting license is valued at US$99.0 million and customer relationships are valued at US$5.0 million, our amortization expense will change from US$5.9 million to US$4.4 million.

(iii)	Deferred tax relating to the fair value adjustments described above has been computed as follows:

		Deferred tax liability	Current	Non-Current
CET21 broadcasting license	$’000	$’000	$’000	$’000
Increase in value attributable to CME	67,840
Czech Republic statutory tax rate	28.0%
		18,995	1,583	17,412
CET 21 TV Nova trademarks
Increase in value attributable to CME	11,768
Czech Republic statutory tax rate	28.0%
		3,295	0	3,295
Mag Media 99 customer relationships
Increase in value attributable to CME	2,153
Czech Republic statutory tax rate	28.0%
		603	67	536

TOTAL		22,893	1,650	21,243

We have amortized the FAS 109 deferred tax liability over the expected life of the license and customer relationships as shown. The deferred tax elements associated with trademarks have not been amortized since we believe these to have an indefinite life.

Deferred tax amortization broadcast license	$'000	$'000
Additional value to amortize	18,993
Amortize over (yrs)	12
		1,583
Deferred tax amortization customer relationships
Additional value to amortize	603
Amortize over (yrs)	9
		67

Annual amortization tax credit to income statement		1,650

The structure of the TV Nova Acquisition is intended to result in intercompany indebtedness with interest expense that is deductible against our operating income. Our assumption is that this will be obtained on US$329 million of local debt at an interest rate of 8.5%, which represents a typical financing cost locally.

Provision for income taxes	$'000	$'000
Intercompany indebtedness	329,000
Interest payment @ 8.50%	8.50%
Interest expense	27,965
Czech Republic statutory tax rate	28%
Tax relief		7,830

Using the statutory corporate tax rate for the Netherlands of 34.5% on our total borrowing requirement of Euro 370 million at an interest rate of 8.0%, we would obtain no tax relief since we would not have sufficient income in the Netherlands. We have presented a pro forma tax relief of US$7.8 million based on the following considerations:

i.	The Czech tax rate is only 28%;

ii.	The thin capitalization rules in the Czech Republic would prevent us from claiming full relief on 100% of our borrowings.

If we are unable to implement our plans to obtain tax relief in the Czech Republic on our intercompany loans, our tax relief will be zero.

The credit to provision of income tax of US$9.5 million is the sum of US$1.7 million in respect of the annual amortization tax credit and US$7.8 million for tax relief above.

Analysis of PPF put option and our call option

As part of the acquisition of 85% of PPF’s ownership interest in the TV Nova Group, we purchased the unconditional right to cause PPF to sell to us its remaining 15% interest in the TV Nova Group. The price for our call option is set at 25% of the TV Nova Group value at the date of the TV Nova Acquisition plus interest from that date to the settlement date less any distributions received by PPF from the TV Nova Group during that period.

We also granted PPF the unconditional right, beginning one year after the TV Nova Acquisition, to cause us to purchase its 15% interest in the TV Nova Group. The price for the put option is set at the lesser of 15% of the fair value of the TV Nova Group as independently determined on the date of exercise of the put option and 15% of the TV Nova Group value as defined in the Framework Agreement.

On a preliminary basis, we believe that the fair value of the put option will be approximately US$nil at any point in time because it can only be exercised at the lower of (1) 15% of the TV Nova Group value on the date of completion or (2) 15% of the fair value on the date of exercise of the option. Accordingly, our maximum commitment in relation to the put option will be equal to 15% of the TV Nova Group value.

In addition, for the purpose of preparing the pro forma financial information, we have estimated a preliminary fair value of our call option of US$nil. However, the fair value of our call option on the settlement date could range between US$nil and US$27 million, depending on the outcome of a complete valuation exercise, which has not been finalized. Our call option will be recorded as an asset acquired if, based on a complete fair value exercise, it is determined that a portion of the purchase price was paid to purchase our call option from PPF.

Analysis of acquisition of AQS program library

The TV Nova Group acquired the program library and liabilities of AQS prior to the TV Nova Acquisition. The library contains a wide range of titles and a significant number of hours of program rights, well in excess of available broadcasting time. We estimate that a fair value of the acquired assets and liabilities of AQS will result in an increase to goodwill of between US$8 million and US$15 million. Since the fair valuation of the program library and liabilities of AQS are yet to be finalised , we have not provided for this potential adjustment.

(c)
The acquisition pro forma adjustment to cash and cash equivalents of US$15.1 million represents the payment of transaction fees (US$11.6 million) and bridge financing commitment costs (US$3.5 million).

(d)	The US$18.4 million reduction in other current assets represents the cancellation of an US$18.4 million receivable due from PPF as part of purchase consideration (see note (b)).

(e)
The US$10.8 million reduction in other assets reflects the inclusion of acquisition costs in the goodwill calculation that we incurred in the year ended December 31, 2004 and capitalized on our balance sheet at December 31, 2004. The reduction in current liabilities of US$10.8 million represents the payment of those acquisition costs.

(f)
The unaudited condensed pro forma consolidated balance sheet minority interest adjustment of US$5.8 million represents PPF’s remaining 15% minority interest in the TV Nova Group following the TV Nova Acquisition.

TV Nova Group shareholder's equity	$'000	$'000

Class A Common Stock at par value	18,956
Retained earnings/(accumulated deficit)	15,084
Other reserves	2,465
Accumulated other comprehensive income/(loss)	2,246
Total shareholders' equity/(deficit)		38,751

PPF remaining minority interest	15%	5,813

The income statement charge of US$9.4 million in respect of minority interest represents the 15% minority interest held by PPF in the TV Nova Group net income adjusted for the minority interest impact of the US$7.8 million tax relief pro forma adjustment.

(g)	Earnings per share

The shares used in computing earnings per common share have been adjusted to reflect the 3.5 million shares of our Class A Common Stock issued to PPF as part of the purchase consideration as if this had occurred on January 1, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: July 15, 2005	/s/ Wallace Macmillan
Wallace Macmillan
Vice President - Finance
(Principal Financial Officer and Duly Authorized Officer)